UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2014

STEEL PARTNERS HOLDINGS L.P.
(Exact name of registrant as specified in its charter)

Delaware	0-5465	13-3727655
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 32nd Floor, New York, New York		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 520-2300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 1, 2014, Steel Partners Holdings L.P. (the “Company”) issued 1,542,073 Class C units of the Company to an affiliate of the Company’s manager, SP General Services LLC ("SPGS"), representing incentive awards earned during fiscal 2012 and 2013 with respect to the Incentive Units received pursuant to the terms of that certain Fifth Amended and Restated Management Agreement (the “Management Agreement”), effective as of May 11, 2012, by and among the Company, SPH Group LLC, a wholly owned subsidiary of the Company, and SPGS.  Warren G. Lichtenstein, the Executive Chairman of the Company's general partner, is the Chief Executive Officer of SPGS.  Jack L. Howard, the President of and a member of the Board of Directors of the Company's general partner, is the President of SPGS.  James F. McCabe, Jr., the Chief Financial Officer of the Company's general partner, is also the Chief Financial Officer of SPGS.

Item 8.01 Other Events.

As a result of the alignment of capital accounts of the Company’s common units with each of the previously issued Class B units and the Class C units, respectively, effective as of May 1, 2014 the outstanding Class B units and Class C units automatically converted to common units.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

May 2, 2014	STEEL PARTNERS HOLDINGS L.P.

	By:	Steel Partners Holdings GP Inc.
Its General Partner

	By:	/s/ James F. McCabe, Jr.
James F. McCabe, Jr.
Chief Financial Officer